Exhibit 99.1

CONTACT:	David S. Collins Chief Financial Officer (630) 845-4500

Tracy H. Krumme Vice President, Investor Relations (203) 425-9830

FUEL TECH REPORTS SECOND QUARTER 2012 RESULTS

WARRENVILLE, Ill., August 6, 2012 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three- and six-month periods ended June 30, 2012.

Recent Highlights

•

Record Air Pollution Control (APC) bookings of $47.4 million in July, including the largest contract booking in Company history of $36.6 million, bringing our total backlog from $20.1 million on June 30, 2012 up to $67.5 million and reflecting strong growth in international business

•	Slower domestic APC bookings, the result of regulatory delay with Cross-State Air Pollution Rule (CSPAR)

•

Continued softness in our FUEL CHEM® markets, the result of low natural gas prices and decreased coal usage, leading to a year-over-year revenue decline and reduced diluted earnings per share of $0.03 compared to the second half of 2011

•	Increased year-over-year spending in Research & Development of $0.7 million, representing $0.02 diluted earnings per share, in support of new product development and additional offerings

Financial Results

Revenues for the second quarter totaled $20.9 million, a 10% increase from the comparable prior-year quarter. Net income for the quarter was $0.07 million, or $0.00 per diluted share, compared with net income of $0.4 million, or $0.02 per diluted share, in the same quarter in the prior year.

Revenues for the six months ended June 30, 2012 totaled $46.1 million, representing an increase of $4.5 million or 11% from the comparable prior-year period amount of $41.6 million. Net income for the six-month period was $1.6 million, or $0.07 per diluted share, compared with a net income of $1.8

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FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 2

million in the same year-ago period. Adjusted EBITDA for the six months ended June 30, 2012 totaled $4.6 million, a decrease of $2.7 million, or 37% from the comparable prior-year period of $7.2 million.

The APC technology segment generated second quarter revenues of $12.8 million, an increase of 33% versus the second quarter of 2011. This increase is due primarily to the recognition of revenue from our record year-end backlog that occurred as a result of the higher contract bookings recorded during the second half of 2011.

Gross margin for the APC segment was 38% in the second quarter of 2012 versus 46% reported in the second quarter of 2011, primarily due to a greater mix of lower margin international projects. The APC segment recorded revenues of $28.5 million in the first half of 2012, an increase of $7.8 million, or 38% from the prior year amount of $20.7 million. Segment gross margin for the first half of 2012 stood at 41% versus 48% reported in the prior year. This decrease is attributable to the aforementioned lower margin international projects.

The FUEL CHEM® technology segment (FUEL CHEM segment) generated revenues of $8.1 million in the second quarter of 2012, a decrease of $1.3 million, or 14%, from the comparable 2011 quarter. Current quarter revenues include $7.5 million from coal-fired units, a 12% decrease versus a year ago, and $0.6 million from non-coal-fired units, a 40% decrease from the comparable prior-year quarter. The coal revenue decrease is due in part to attrition at existing customer accounts due to the soft electric demand market and fuel switching as a result of low natural gas prices. These factors led to coal combustion units operating at less than full capacity, along with unscheduled outages, which resulted in a corresponding decrease in our second quarter revenues. Segment gross margins increased from 43% in the second quarter of 2011 to 51% in the current quarter. The quarter gross margin in 2011 was negatively impacted by $0.4 million attributable to the costs of a FUEL CHEM demonstration in China.

Revenues for the FUEL CHEM segment for the six-month period totaled $17.6 million, a decrease of $3.3 million, or 16% versus the prior year amount of $20.9 million. Six-month revenues for 2011 include approximately $1.3 million in non-recurring lower-margin installation work for a specific new customer. Six-month revenues include $16.3 million from coal-fired units, a 15% decrease versus a year ago, and $1.2 million from non-coal fired units, a 32% decrease versus the year-earlier period. Segment gross margin increased to 52% in the first half of 2012 from 46% in the comparable period in 2011. The higher gross margin in 2012 is attributable to a higher margin mix of customer orders and the previously discussed non-recurring, lower margin installation work that was recognized in 2011.

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Selling, general and administrative (SG&A) expenses totaled $7.9 million in the current quarter versus $8.0 million in the same year-ago period. Research and development (R&D) expenses were $1.0 million versus $0.3 million in the year-ago quarter.

SG&A expenses totaled $16.9 million in the first half of 2012, versus $15.9 million in the same year-ago period, which represents a 1% decrease in SG&A costs as a percentage of revenue. The net-dollar increase in SG&A expenses is attributed primarily to higher employee-related costs and sales commissions, partially offset by a decrease in stock-based compensation. Research and development (R&D) expenses increased to $1.5 million in the first half of the year versus $0.7 million in the year-ago period, to support continued emphasis on R&D activities to enhance product offerings.

During the second quarter of 2012, the Company announced contract awards with a value of approximately $6.0 million. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at $20.1 million as of June 30, 2012. Subsequent to June 30, 2012, the Company has announced APC orders with a value of $47.4 million, including a $36.6 million order placed by a major utility in Chile.

During the three- and six-month periods ended June 30, 2012, the Company repurchased 1,124,797 and 334,636 shares of common stock for $5.3 million and $1.9 million, respectively, under our share repurchase programs. Since the inception of these programs, the Company has repurchased a total of 2,161,147 common shares for approximately $11.3 million, resulting in an average price of $5.22 per share. As of June 30, 2012, an additional $0.7 million is remaining for share repurchases through June 30, 2013.

Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “We delivered solid results in our APC segment as progress was made in working through our strong backlog. We are particularly pleased with the orders we have received in the People’s Republic of China. Thus far this year, we have announced $15.8 million in China orders, which exceeds last year’s total of $13.4 million. In particular, we continue to see strong interest from our ULTRA™ product line. During the second quarter, we received three orders for ULTRA projects on six coal-fired units that are being retrofitted with nitrogen oxide (NOx) reduction technology. Additionally, an award was received for a NOxOUT-SCR® system on a carbon black manufacturing facility.”

“Subsequent to the quarter-end, we received a $36.6 million award, the largest in the Company’s history, for Low NOx Burners (LNBs) and Over-Fire Air (OFA) systems and mill modernization for six

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coal-fired units in Chile. In addition, the following awards in China were received: five orders for nine ULTRA systems on large coal-fired units, two awards for Selective Non-Catalytic Reduction (SNCR) projects on two industrial units, and two Flue Gas Conditioning (FGC) contracts, which represent our first commercial FGC applications. Bidding activity in China continues to be robust and we anticipate this to result in additional future orders.”

“Despite light domestic APC contract bookings in the first half of the year, we have a good pipeline of business across our domestic portfolio. We continue to see demand from utilities and industrial units for our Low NOx Burner and Over-Fire Air technologies. We are confident that once there’s better clarity on the Cross State Air Pollution Rule (CSAPR), we will see an increase in SNCR and Advanced Selective Catalytic Reduction (ASCR) orders. We have close and trusted relationships with our customers, and we continue to stay on top of their emission control needs so that we are ready to respond in a timely and cost-effective manner.”

Mr. Bailey continued, “The second quarter of 2012 was a challenging period for our FUEL CHEM segment as it continued to be impacted by low natural gas prices and depressed electrical demand which caused a number of our existing customer plants to operate below expectations. While challenges exist with the current market conditions, we continue to work with our clients to improve their fuel selection capabilities, address the challenges of slag formation and furnace fouling, and offer effective solutions to other emissions challenges.”

Mr. Bailey concluded, “We have consciously expanded our international presence to achieve both growth and regulatory diversification in our Air Pollution Control business. We have strategically focused on key geographic markets and we are pleased to see the results of these efforts. As we look for regulatory clarity to emerge in the United States and continued penetration and completion of existing international orders, we expect to see a stronger second half of 2012.”

Conference Call

As a reminder, Fuel Tech will host a conference call on Tuesday, August 7 at 9:00 AM EST to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Upcoming Events” on the Home page. The call can also be accessed by dialing 866-788-0539 (domestic) or 857-350-1677 (international) and using the passcode “FUEL TECH.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “78747286.” The replay will be available until September 1, 2012.

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About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is experienced on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange

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Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,725	$28,229
Marketable securities	40	57
Accounts receivable, net of allowance for doubtful accounts of $424 and $430, respectively	25,750	34,346
Inventories	389	311
Prepaid expenses and other current assets	1,206	2,026
Prepaid income taxes	897	1,124
Deferred income taxes	360	163

Total current assets	53,367	66,256
Property and equipment, net of accumulated depreciation of $19,315 and $18,239, respectively	14,090	13,625
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,836 and $3,385, respectively	5,161	5,442
Deferred income taxes	3,643	3,798
Other assets	2,756	2,818

Total assets	$100,068	$112,990

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$1,187	$1,181
Accounts payable	6,459	10,476
Accrued liabilities:
Employee compensation	2,367	4,902
Other accrued liabilities	4,849	6,071

Total current liabilities	14,862	22,630
Other liabilities	1,349	1,347

Total liabilities	16,211	23,977
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,184,868 and 23,644,301 shares issued and outstanding	222	237
Additional paid-in capital	132,669	132,350
Accumulated deficit	(49,584)	(44,031)
Accumulated other comprehensive income	474	381
Nil coupon perpetual loan notes	76	76

Total shareholders’ equity	83,857	89,013

Total liabilities and shareholders’ equity	$100,068	$112,990

FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 7

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$20,911	$19,021	$46,123	$41,643

Costs and expenses:
Cost of sales	11,880	10,553	25,100	22,019
Selling, general and administrative	7,874	7,966	16,868	15,917
Gain on revaluation of ACT liability	—	(758)	—	(758)
Research and development	969	315	1,475	717

	20,723	18,076	43,443	37,895

Operating income	188	945	2,680	3,748
Interest expense	(49)	(38)	(74)	(78)
Interest income	40	4	40	5
Other expense	(72)	(155)	(51)	(195)

Income before income taxes	107	756	2,595	3,480
Income tax expense	(39)	(326)	(984)	(1,711)

Net income	$68	$430	$1,611	$1,769

Net income per common share:
Basic	$0.00	$0.02	$0.07	$0.07

Diluted	$0.00	$0.02	$0.07	$0.07

Weighted-average number of common shares outstanding:
Basic	23,107,000	24,269,000	23,349,000	24,242,000

Diluted	23,984,000	24,909,000	24,122,000	24,900,000

FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 8

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$68	$430	$1,611	$1,769
Other comprehensive income:
Foreign currency translation adjustments	70	38	104	99
Unrealized gains/(losses) from marketable securities, net of tax	(26)	68	(11)	68

Total other comprehensive income	44	106	93	166

Comprehensive income	$112	$536	$1,704	$1,936

FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 9

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2012	2011
Operating Activities
Net income	$1,611	$1,769
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,091	1,534
Amortization	451	455
Gain on equipment disposals	—	(2)
Gain on revaluation of ACT liability	—	(758)
Deferred income taxes	(89)	(253)
Stock based compensation	372	1,696
Bad debt expense	(6)	70
Changes in operating assets and liabilities:
Accounts receivable	8,606	(185)
Inventories	(80)	168
Prepaid expenses, other current assets and other noncurrent assets	869	37
Accounts payable	(4,017)	(935)
Accrued liabilities and other noncurrent liabilities	(3,508)	(2,675)

Net cash provided by operating activities	5,300	921

Investing Activities
Proceeds from the sale of equipment	—	2
Purchases of property, equipment and patents	(1,726)	(1,242)

Net cash (used in) investing activities	(1,726)	(1,240)

Financing Activities
Payments to repurchase common stock	(7,179)	—
Proceeds from exercise of stock options	—	313

Net cash (used in) provided by financing activities	(7,179)	313
Effect of exchange rate fluctuations on cash	101	129

Net (decrease) increase in cash and cash equivalents	(3,504)	123
Cash and cash equivalents at beginning of period	28,229	30,524

Cash and cash equivalents at end of period	$24,725	$30,647

FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 10

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(in thousands of dollars)

Three months ended June 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$12,818	$8,093	$—	$20,911
Cost of sales	7,951	3,929	—	11,880

Gross margin	4,867	4,164	—	9,031
Selling, general and administrative	—	—	(7,874)	(7,874)
Research and development	—	—	(969)	(969)

Operating income	$4,867	$4,164	$(8,843)	$188

Three months ended June 30, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$9,644	$9,377	$—	$19,021
Cost of sales	5,246	5,307	—	10,553

Gross margin	4,398	4,070	—	8,468
Selling, general and administrative	—	—	(7,966)	(7,966)
Research and development	—	—	(315)	(315)
Gain from revaluation of ACT liability	—	—	758	758

Operating income	$4,398	$4,070	$(7,523)	$945

Six months ended June 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$28,532	$17,591	$—	$46,123
Cost of sales	16,702	8,398	—	25,100

Gross margin	11,830	9,193	—	21,023
Selling, general and administrative	—	—	(16,868)	(16,868)
Research and development	—	—	(1,475)	(1,475)

Operating income	$11,830	$9,193	$(18,343)	$2,680

Six months ended June 30, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$20,736	$20,907	$—	$41,643
Cost of sales	10,799	11,220	—	22,019

Gross margin	9,937	9,687	—	19,624
Selling, general and administrative	—	—	(15,917)	(15,917)
Research and development	—	—	(717)	(717)
Gain from revaluation of ACT liability	—	—	758	758

Operating income	$9,937	$9,687	$(15,876)	$3,748

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 11

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(in thousands of dollars)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
United States	$17,966	$15,529	$40,910	$35,147
Foreign	2,945	3,492	5,213	6,496

	$20,911	$19,021	$46,123	$41,643

	June 30, 2012	December 31, 2011
Assets:
United States	$87,870	$99,601
Foreign	12,198	13,389

	$100,068	$112,990

FUEL TECH, INC. REPORTS SECOND QUARTER 2012 RESULTS	Page 12

FUEL TECH, INC.

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

	Six Months Ended June 30,
	2012	2011
Net income	$1,611	$1,769
Interest expense	74	78
Income tax expense	984	1,711
Depreciation expense	1,091	1,534
Amortization expense	451	455

EBITDA	4,211	5,547
Stock compensation expense	372	1,696

ADJUSTED EBITDA	$4,583	$7,243

Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.